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               EXHIBIT 2.6 - RELEASE AND RECONSTITUTION AGREEMENT

THIS AGREEMENT dated for reference the 22nd day of November, 2002,

BETWEEN:

          COMERICA BANK - CALIFORNIA, of 9777 Wilshire Boulevard, 4th Floor, Los Angeles, California, 90212-9762, USA (the "Bank")


                                                               OF THE FIRST PART
AND:

          PEACE ARCH ENTERTAINMENT GROUP INC., a company duly incorporated under the laws of British Columbia, having an address at 5th Floor, 56 East 2nd Avenue, Vancouver, B.C. V5T 1B1 ("Guarantor")

                                                              OF THE SECOND PART

WHEREAS:

A. The Guarantor entered into a Guarantee in favour of the Bank dated as of November 27, 2000 (the "Guarantee") guaranteeing the debts and obligations of Janus Productions U.K. Limited trading as Studio Eight Releasing (the "Debtor") under a Loan and Security Agreement dated as of November 27, 2000 (the "Loan Agreement") between the Bank and the Debtor relating to the financing of the television series entitled Big Sound (the "Series") in the amount of US$ 2,074,750 (the "Loan").

B. The Debtor has partially repaid the Loan, but it has not fully met its obligations to the Bank under the Loan Agreement and the debt is past due. The remaining balance of the debt, interest and allowed costs under the Loan Agreement, and any amendments thereto, shall be referred to herein as the "Bank Debt".

C. The Bank has a security interest in and to the Series to secure repayment of the Loan, but, if the Bank were to call the Guarantee, the Bank would be in a subordinate position to certain secured creditors of the Guarantor.

D. The Guarantor is attempting to enter into a set of transactions that would have the effect of recapitalizing the Guarantor (the "Transaction"), however, the Transaction will not proceed without a resolution of the Guarantor's obligations under the Guarantee.

WHEREFORE, the parties hereto wish to enter into this agreement on the following terms and conditions on the following terms and conditions:

1.   RELEASE OF GUARANTEE AGAINST THE GUARANTOR

Notwithstanding any provision to the contrary in the Guarantee, subject to section 2 of this agreement, the Bank hereby expressly and irrevocably releases the Guarantor from and against any and all its obligations under the Guarantee (the "Release"). Nothing in this section diminishes or releases the Bank's rights or security interests against the Debtor or against the Series under the Loan Agreement or other related agreements (except the Guarantee).

2.   RECONSTITUTION OF GUARANTEE AGAINST NEWCO

The Release is expressly conditional upon (a) the Guarantor assigning and transferring all the Guarantor's right, title and interest in and to its business, assets and undertaking (the "Pre-Existing Peace Arch Business") as they exist immediately prior to the closing of the Transaction to a wholly-owned subsidiary of the Guarantor ("NewCo") and (b) upon such conveyance, the Guarantor causing NewCo to execute and deliver all such documents and instruments and do and perform such acts as the Bank considers necessary or expedient for NewCo to assume the Guarantee ("NewCo Guarantee"), with the Guarantor thereupon being released from liability to the Bank in respect of the Guarantee in accordance with the terms herein. The Bank shall forebear from calling the NewCo Guarantee until after December 31, 2005.




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3.   MANAGEMENT OF SECURED ASSETS AND BUSINESS

Upon closing of the Transaction, the Guarantor or such other subsidiary shall manage the Pre-Existing Peace Arch Business in accordance with good and prudent business practice with a view to maximizing the recovery of value from the Pre-Existing Peace Arch Business and maximizing the application of such proceeds to reduction of the Bank Debt after satisfaction of prior security interests in accordance with registered priority against the Guarantor.

4.   CONVERTIBLE INSTRUMENT

The Guarantor shall deliver on or before the closing of the Transaction a convertible instrument in favour of the Bank setting out terms such that if there is any amount of the Bank Debt which remains outstanding as of December 31, 2005, the Bank will, for a period of ninety days thereafter, have the right to convert (subject to applicable securities laws and stock exchange approvals) such unpaid amount to publicly traded Class B Subordinate Voting Shares in the capital of the Guarantor (or any successor class of such shares that are publicly traded in the capital of Guarantor) at the price of $5.00 CDN per share.

5.   CONFIDENTIALITY

This Agreement , its existence and its terms, are confidential and may not be disclosed by any party to any person, except to their respective directors, senior management and professional advisors on a "need-to-know" basis, provided in each case that such persons are under an equivalent duty of confidentiality, and except as may be required pursuant to any statutory or securities regulatory or stock exchange requirement or court order.

6.   ENFORCEABILITY

If any provision of this Agreement shall be deemed by any court of competent jurisdiction or held to be invalid or void or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions herein in any jurisdiction.

7.   GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and of Canada applicable therein and shall be treated in all respects as a British Columbia contract.

8.   HEADINGS

The headings to the provisions of this Agreement are inserted for convenience of reference only and shall not form part of nor affect the interpretation of this agreement.

9.   WAIVER

The Bank may waive any breach by the Guarantor of the provisions of this agreement or any default in the observance or performance of any covenant or condition required to be observed or performed by the Guarantor, under the terms of this agreement; provided, however, that no act or omission by the Bank shall extend to or be taken in any manner whatsoever to affect any subsequent breach or default or the rights resulting therefrom.

10.  NOTICE

Any notice, payment, direction or other instrument or communication required or permitted to be given under the provisions of this agreement will be in writing and may be given by delivery of the same or by mailing the same by prepaid registered or certified mail, addressed as follows:

If to the Guarantor, at:
PEACE ARCH ENTERTAINMENT GROUP INC.
56 East 2nd Avenue, Vancouver, B.C.  V5T 1B1
Canada
Attention:  Ms. Juliet Jones, Chief Executive Officer

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If to Comerica Bank, at:
COMERICA BANK - CALIFORNIA
9777 Wilshire Boulevard, 4th Floor
Los Angeles, California,
90212-9762,
USA

Any notice, payment or direction or other instrument or communication aforesaid will, if delivered, be deemed to have been given and received when delivered and, if mailed, on the fifth business day following the date of mailing, executed in the event of a disruption of the postal service existing at the time of mailing or within five days thereof, in which event notice will be deemed to be received only when actually received.

11.  ADDRESS CHANGE

Any party may at any time give the other party notice in writing of any change of address of the party giving such notice and from and after the giving of such notice, the address or addresses therein specified will be deemed to be the address of such party for the purpose of delivery of any notice, payment, direction or other instrument or communication thereunder.

12.  BINDING NATURE

This agreement is binding upon and enures to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

13.  TIME OF THE ESSENCE

Time is of the essence of this agreement.

14.  ENTIRE AGREEMENT

This agreement constitutes the entire agreement between the parties and supersedes all previous expectations, understandings, communications, representations and agreements, whether verbal or written, between the parties hereto with respect to the subject matter contained herein.

15.  INDEPENDENT LEGAL ADVICE

Each of the parties has received independent legal advice with respect to the execution of this Agreement and all related documentation and each party confirms that they have entered into this Agreement of their own free will.

16.  COUNTERPART

This Agreement may be signed by the parties hereto in as many counterparts as may be necessary, each of which, so signed, will be deemed to be an original and such counterparts together will constitute one and the same instrument and notwithstanding the date of execution will be deemed to be dated as of the day and year first above written.

17.  NO PARTNERSHIP

Nothing in this Agreement shall be deemed to constitute a partnership or joint-venture between the parties hereto. None of the parties shall have the right to incur any debts nor make any commitments for the other.

18.  CONDITION PRECEDENT

The legal effect of this agreement is conditional upon the financial closing of a Transaction prior to or on January 31, 2003.



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IN WITNESS WHEREOF this agreement has been executed as of the day and year first above written.

The Corporate Seal of                                         )
PEACE ARCH ENTERTAINMENT GROUP INC.                           )
was hereunto affixed in the presence of:                      )
                                                              )              c/s
/s/  Juliet  Jones                                            )
-------------------------------
Authorized Signatory                                          )
                                                              )


The Corporate Seal of                                         )
COMERICA BANK - CALIFORNIA                                    )
was hereunto affixed in the presence of:                      )
                                                              )
                                                              )
/s/  Authorized Signatory                                     )
 -----------------------------
Authorized Signatory                                          )
                                                              )              c/s
/s/  Authorized Signatory                                     )
 -------------------------
Authorized Signatory


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